CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus/Proxy Statement (the "Prospectus/Proxy") and the Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the Registration Statement") of Evergreen Equity Trust of our report dated September 15, 1998 relating to the financial statements and financial highlights of Evergreen Income and Growth Fund (the "Fund") appearing in the Fund's July 31, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading "Financial Statements and Experts" in such Prospectus/Proxy.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
160 Federal Street
Boston, Massachusetts
April 12, 1999